Exhibit 10.30

February 28, 2007

To:	Thomas Tolworthy

Re:	Third Amended and Restated Employment and Non-Competition Agreement dated June 12, 2006

Tom:

On behalf of the Board of Directors of VS Parent, Inc., a Delaware corporation, VS Holdings, Inc., a Delaware corporation (“Holdings”), and Vitamin Shoppe Industries Inc., a New York corporation (“Company”), I am writing to memorialize the changes that have been agreed upon with respect to your employment relationship.

We have agreed to the following changes to the above-referenced agreement (the “Third Amendment”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Third Amendment:

1. The Initial Term is hereby extended so that the same shall terminate eight (8) years after the Original Effective Date, or November 26, 2010, subject to annual renewal as set forth in Section 3 of the Third Amendment.

2. Section 3 of the Third Amendment is hereby amended by deleting the phrase “not later than six (6) months prior to the end of the Initial Term” in its entirety and substituting the following in its stead: “not later than twelve (12) months prior to the end of the Initial Term”.

3. For fiscal year 2007 your Annual Cash Bonus shall be based upon Vitamin Shoppe’s EBITDA as reflected in the audited financial statements for the year. If the EBITDA is below $50.3 million, you will not receive any Annual Cash Bonus for 2007. If the EBITDA is $58.6 million or more, you shall receive an Annual Cash Bonus equal to one hundred twenty percent (120%) of your Base Salary for the 2007 fiscal year. Between such EBITDA numbers, you shall receive an Annual Cash Bonus as follows:

2101 91st Street • North Bergen, NJ 07047

Telephone: 201-868-5959 • Fax: 201-868-0727 • www.vitaminshoppe.com

Mr. Thomas Tolworthy

February 28, 2007

EBITDA (Millions)	Annual Cash Bonus as a Percentage of Base Salary
$50.3	25%
55.3	100%
58.6	120%

Between the three EBITDA targets set forth above ($50.3, $55.3 and $58.6), there will be a straight line interpolation. For example, if the EBITDA for fiscal 2007 is $54.3 million, you will have earned an Annual Cash Bonus equal to 85% of your Base Salary. All Annual Cash Bonus calculations shall be rounded to the nearest percent.

If the foregoing accurately represents your understanding of our agreement, please sign a copy of this letter and return the same to me.

VS Parent, Inc.
VS Holdings, Inc.
Vitamin Shoppe Industries Inc.

By:	/s/ Douglas Korn
Douglas Korn, Chairman of the Compensation
Committee of the Board of Directors of VS
Parent, Inc.

AGREED AND ACCEPTED AS OF THIS 2nd DAY OF MARCH, 2007

By:	/s/ Thomas Tolworthy
Thomas Tolworthy
Chief Executive Officer